Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 20, 2015
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – July 20, 2015 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the six-month period ended June 30, 2015. Sierra Bancorp recognized net income of $4.557 million for the second quarter of 2015, an improvement of $320,000, or 8%, relative to the second quarter of 2014. The increase in net income is the result of higher net interest income driven by a large increase in average interest-earning assets, a lower loan loss provision, and improvement in non-interest income, partially offset by higher overhead expense and a higher tax accrual. The Company’s return on average equity increased to 9.67% in the second quarter of 2015 from 9.13% in the second quarter of 2014, and diluted earnings per share increased to $0.33 from $0.30. For the first six months of 2015 the Company recognized net income of $8.295 million, which represents an increase of 3% relative to the same period in 2014. The Company’s financial performance metrics for the first half of 2015 include an annualized return on average equity of 8.87%, a return on average assets of 1.00%, and diluted earnings per share of $0.60.

Total assets were up $97 million, or 6%, during the first half of 2015, due to net growth of $103 million in gross loan balances that was partially offset by lower levels of cash and investments. Loan growth for the first half was favorably impacted by increased utilization on mortgage warehouse lines, the purchase of $28 million in residential mortgage loans in March, and organic growth in other non-agricultural real estate loans. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by over $4 million, or 17%, during the first six months of 2015. Total deposits were up $105 million, or 8%, due primarily to a $102 million organic increase in core non-maturity deposits. Non-deposit borrowings were reduced by $6 million.

“You can dream, create, design and build the most wonderful place in the world, but it requires people to make the dream a reality.” – Walt Disney

“As with any worthwhile endeavor it takes dedicated people to make it happen, and we saw that particularly during the second quarter,” commented Kevin McPhaill, President and CEO. “We’ve experienced exceptional growth in both loans and core deposits as a result of focused business development efforts and a high level of commitment by our staff throughout the bank,” he added.

Financial Highlights

As noted above, net income increased by $320,000, or 8%, in the second quarter of 2015 relative to the second quarter of 2014, and by $259,000, or 3%, for the first six months of 2015 relative to the same period in 2014. Pre-tax income actually increased by 20% and 13% for the quarter and the first half, respectively, but the percentage increase in net income was lower due to a higher tax accrual rate in 2015. There were also significant variances in the components of pre-tax income, including some items of a nonrecurring nature, as noted below.

Sierra Bancorp Financial Results

July 20, 2015

Net interest income was up by $2.068, or 16%, for the second quarter and $4.571 million, or 18%, for the year-to-date period due primarily to growth in average interest-earning assets totaling $233 million, or 17%, in the second quarter of 2015 over the second quarter of 2014 and $222 million, or 17%, for the first half of 2015 over the first half of 2014. The growth in interest-earning assets relative to the prior year was due to a combination of our acquisition of Santa Clara Valley Bank, organic growth, and the purchase of residential mortgage loans. The favorable impact of higher interest-earning assets was partially offset by a drop of seven basis points in our net interest margin for the comparative quarters, but for the year-to-date comparison our net interest margin increased by two basis points and helped boost net interest income. The lower net interest margin for the second quarter is due in part to relatively strong growth in lower-yielding mortgage warehouse loans and competitive pressures on real estate loan yields. Also impacting loan yields in both 2015 and 2014 was non-recurring interest income, which is comprised primarily of penalties and accelerated fee recognition on loan prepayments as well as interest recoveries on non-accrual loans (net of interest reversals for loans placed on non-accrual status). Non-recurring interest income totaled only $45,000 in the second quarter of 2015 relative to $280,000 in the second quarter of 2014, but added $411,000 to interest income in the first half of 2015 relative to $288,000 in the first half of 2014. Another factor in the Company’s results of operations was our loan loss provision, which was zero in the second quarter and the first six months of 2015 relative to $200,000 and $350,000, respectively, for the second quarter and first six months of 2014.

Total non-interest income rose by $636,000, or 16%, for the quarterly comparison and $936,000, or 12%, for the comparative year-to-date periods. Service charges on deposit accounts, which represent the largest portion of non-interest income, were up $239,000, or 12%, for the quarter and $344,000, or 9%, for the year-to-date period due primarily to fees earned from increased activity on business accounts, partially offset for the year-to-date period by lower overdraft income. Bank-owned life insurance (BOLI) income fell by $172,000, or 43%, for the quarter and $100,000, or 15%, for the first six months due primarily to fluctuations in income on BOLI associated with deferred compensation plans. Investment gains increased, however, as we realized income from the sale of investments totaling $307,000 and $323,000 in the second quarter and first half of 2015, respectively, relative to $183,000 and $287,000 in investment gains in the second quarter and first half of 2014, respectively. Other non-interest income also increased by $445,000, or 32%, in the second quarter of 2015 and $656,000, or 23%, in the first six months of 2015, primarily due to the following: increases in dividends on restricted stock totaling $277,000 for the second quarter and $318,000 for the first half, resulting largely from a non-recurring special dividend from the Federal Home Loan Bank in the second quarter of 2015; higher debit card interchange income; increases in other activity-based fees; and, for the quarter, lower pass-through costs on our low-income housing tax credit investments.

Total non-interest expense reflects increases of $1.743 million, or 16%, for the second quarter and $4.475 million, or 21%, for the year-to-date period. The largest component of non-interest expense, salaries and benefits, increased by $797,000 for the quarter and $1.707 million for the first six months, representing increases of 15% for both the quarter and the year-to-date period due primarily to personnel increases associated with our acquisition, regular annual salary increases, strategic additions to business development staff in 2015, an increased accrual for Company contributions to the employee 401(k) retirement plan, and higher group health insurance premiums. A lower level of deferred salaries directly related to successful loan originations also contributed to the increase in compensation costs for the first six months of 2015, but that unfavorable variance was offset by a drop in temporary help and overtime costs related to the impact of our core banking software conversion in the first quarter of 2014. The change in salaries and benefits in 2015 was favorably impacted by lower deferred compensation accruals related to the aforementioned drop in BOLI income. Occupancy expense increased by $134,000, or 9%, for the quarter, and $289,000, or 10%, for the year-to-date period due primarily to costs associated with our newly-acquired branches including rent and depreciation, utilities, janitorial, and security. Other non-interest expenses increased by $812,000, or 20%, for the second quarter and $2.479 million, or 34%, for the first six months. The largest increase in this category for the quarter is in telecommunications expense, which was up by slightly over $300,000 due to the acquisition, billing credits received in 2014, and overlapping circuits that we are working to consolidate. Also contributing to the quarter-over-quarter increase were higher expenses for marketing, postage, data processing, debit card losses, internet/mobile banking, and other deposit-related items including $34,000 in amortization expense on our core deposit intangible. The increase for the year-to-date period further includes a $622,000 unfavorable swing in net OREO costs resulting from substantial OREO gains in the first quarter of 2014, recurring costs associated with our core banking software conversion which weren’t fully reflected in the first quarter of 2014, and residual acquisition costs totaling $101,000 in 2015.

Sierra Bancorp Financial Results

July 20, 2015

The Company’s provision for income taxes was 34% of pre-tax income in the second quarter of 2015 relative to 26% in the second quarter of 2014, and 32% in the first half of 2015 as compared to 26% for the first half of 2014. The higher tax provisioning in 2015 is primarily the result of higher taxable income and a declining level of available tax credits, including those generated by our investments in low-income housing tax credit funds as well as certain hiring tax credits.

Balance sheet changes during the first six months of 2015 include an increase in total assets of $97 million, or 6%, due to growth in loans that was partially offset by slightly lower cash balances and investments. Gross loans increased by $103 million, or 11%, as a result of increased utilization on mortgage warehouse lines, the first quarter purchase of $28 million in residential mortgage loans, organic growth in other non-farm real estate loans, and an increase in agricultural production loans. Those increases were partially offset by a $13 million drop in the balance of agricultural real estate loans, due in part to the first quarter prepayment of a large dairy loan subsequent to the sale of the business by the borrower. Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $4 million, or 17%, during the first half of 2015. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 1.90% at June 30, 2015 compared to 2.53% at December 31, 2014, with the lower ratio reflective of the reduction in nonperforming assets and higher total loan balances. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $12 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of June 30, 2015, a slight reduction relative to TDRs at December 31, 2014.

The Company’s allowance for loan and lease losses was $10.5 million as of June 30, 2015, down from $11.2 million at December 31, 2014 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $699,000 in the first half of 2015 compared to $393,000 in the first half of 2014. Due to loan growth in portfolio segments with low historical loss rates and credit quality improvement in the remainder of the loan portfolio, in addition to residential mortgage loans that were purchased at their fair values and thus initially required minimal loss reserves, the overall allowance declined to 0.98% of total loans at June 30, 2015 from 1.16% at December 31, 2014. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2015, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $105 million, or 8%, during the six months ended June 30, 2015, due primarily to an increase of $102 million, or 10%, in core non-maturity deposits. Junior subordinated debentures remain the same, but we were able to reduce other short-term interest-bearing liabilities by $6 million, or 21%, during the first six months of 2015 due to the exceptional deposit growth which supported our strong loan growth.

Sierra Bancorp Financial Results

July 20, 2015

Total capital fell by $985,000, or 1%, to $186 million at June 30, 2015. The drop resulted primarily from the Company’s repurchase of 311,489 shares during the first six months of 2015 and the payment of cash dividends, which offset the addition of net income to retained earnings for the period. As previously announced, the Company approved an additional 500,000 shares for repurchase due to the completion of the previous plan in April, and 265,163 shares were still available for repurchase under that allotment as of June 30, 2015. The Company’s risk-based capital ratios, while still robust, dropped during the quarter due mainly to the increase in risk-adjusted assets.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 38th year of operations and at over $1.7 billion in total assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 full-service branches, a loan production office, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 20, 2015

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)
	3-Month Period Ended:			6-Month Period Ended:
	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Interest Income	$15,669	$13,682	14.5%	$31,019	$26,634	16.5%
Interest Expense	651	732	-11.1%	1,283	1,469	-12.7%
Net Interest Income	15,018	12,950	16.0%	29,736	25,165	18.2%

Provision for Loan & Lease Losses	-	200	-100.0%	-	350	-100.0%
Net Int after Provision	15,018	12,750	17.8%	29,736	24,815	19.8%

Service Charges	2,278	2,039	11.7%	4,269	3,925	8.8%
Bank-Owned Life Insurance Income	231	403	-42.7%	588	688	-14.5%
Gain (Loss) on Investments	307	183	67.8%	323	287	12.5%
Other Non-Interest Income	1,838	1,393	31.9%	3,481	2,825	23.2%
Total Non-Interest Income	4,654	4,018	15.8%	8,661	7,725	12.1%

Salaries & Benefits	6,125	5,328	15.0%	13,020	11,313	15.1%
Occupancy Expense	1,666	1,532	8.7%	3,326	3,037	9.5%
Other Non-Interest Expenses	4,960	4,148	19.6%	9,865	7,386	33.6%
Total Non-Interest Expense	12,751	11,008	15.8%	26,211	21,736	20.6%

Income Before Taxes	6,921	5,760	20.2%	12,186	10,804	12.8%
Provision for Income Taxes	2,364	1,523	55.2%	3,891	2,768	40.6%
Net Income	$4,557	$4,237	7.6%	$8,295	$8,036	3.2%

Tax Data
Tax-Exempt Muni Income	$732	$733	-0.1%	$1,457	$1,474	-1.2%
Interest Income - Fully Tax Equiv	$16,063	$14,077	14.1%	$31,804	$27,428	16.0%

Net Charge-Offs (Recoveries)	$169	$57	196.5%	$699	$393	77.9%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Basic Earnings per Share	$0.34	$0.30	13.3%	$0.61	$0.57	7.0%
Diluted Earnings per Share	$0.33	$0.30	10.0%	$0.60	$0.56	7.1%
Common Dividends	$0.10	$0.08	25.0%	$0.20	$0.16	25.0%

Wtd. Avg. Shares Outstanding	13,560,091	14,086,939		13,619,050	14,157,103
Wtd. Avg. Diluted Shares	13,686,206	14,212,962		13,745,467	14,291,934

Book Value per Basic Share (EOP)	$13.88	$13.34	4.0%	$13.88	$13.34	4.0%
Tangible Book Value per Share (EOP)	$13.29	$12.95	2.6%	$13.29	$12.95	2.6%

Common Shares Outstanding (EOP)	13,404,812	14,009,139		13,404,812	14,009,139

KEY FINANCIAL RATIOS	3-Month Period Ended:		6-Month Period Ended:
(unaudited)	6/30/2015	6/30/2014	6/30/2015	6/30/2014
Return on Average Equity	9.67%	9.13%	8.87%	8.75%
Return on Average Assets	1.07%	1.16%	1.00%	1.12%
Net Interest Margin (Tax-Equiv.)	3.94%	4.01%	4.03%	4.01%
Efficiency Ratio (Tax-Equiv.)	64.13%	63.28%	66.91%	64.37%
Net C/O's to Avg Loans (not annualized)	0.02%	0.01%	0.07%	0.05%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change
Average Assets	$1,714,348	$1,470,697	16.6%	$1,673,715	$1,443,689	15.9%
Average Interest-Earning Assets	$1,568,199	$1,335,188	17.5%	$1,528,422	$1,306,503	17.0%
Avg Loans & Leases (net of def fees)	$1,052,958	$858,572	22.6%	$1,005,986	$821,420	22.5%
Average Deposits	$1,443,425	$1,228,929	17.5%	$1,410,226	$1,202,639	17.3%
Average Equity	$189,012	$186,118	1.6%	$188,584	$185,258	1.8%

Sierra Bancorp Financial Results

July 20, 2015

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	6/30/2015	12/31/2014	6/30/2014	Annual Chg
ASSETS
Cash and Due from Banks	$46,690	$50,095	$48,824	-4%
Securities and Fed Funds Sold	506,919	511,883	459,744	10%

Real Estate Loans (non-Agricultural)	602,375	559,191	513,103	17%
Agricultural Real Estate Loans	131,566	145,039	125,693	5%
Agricultural Production Loans	31,292	27,746	26,142	20%
Comm'l & Industrial Loans & Leases	111,038	113,771	101,348	10%
Mortgage Warehouse Lines	180,442	106,021	106,157	70%
Consumer Loans	16,624	18,885	20,598	-19%
Gross Loans & Leases	1,073,337	970,653	893,041	20%
Deferred Loan Fees	1,898	1,651	1,393	36%
Loans & Leases Net of Deferred Fees	1,075,235	972,304	894,434	20%
Allowance for Loan & Lease Losses	(10,549)	(11,248)	(11,634)	-9%
Net Loans & Leases	1,064,686	961,056	882,800	21%

Bank Premises & Equipment	22,296	21,853	20,794	7%
Other Assets	93,520	92,433	85,877	9%
Total Assets	$1,734,111	$1,637,320	$1,498,039	16%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$431,348	$390,897	$351,757	23%
Int-Bearing Transaction Accounts	431,336	386,334	366,924	18%
Savings Deposits	189,845	167,655	154,415	23%
Money Market Deposits	112,584	117,907	72,541	55%
Customer Time Deposits	306,477	298,902	292,490	5%
Wholesale Brokered Deposits	-	5,000	8,000	-100%
Total Deposits	1,471,590	1,366,695	1,246,127	18%

Junior Subordinated Debentures	30,928	30,928	30,928	0%
Other Interest-Bearing Liabilities	24,972	31,451	13,844	80%
Total Deposits & Int.-Bearing Liab.	1,527,490	1,429,074	1,290,899	18%

Other Liabilities	20,515	21,155	20,218	2%
Total Capital	186,106	187,091	186,922	0%
Total Liabilities & Capital	$1,734,111	$1,637,320	$1,498,039	16%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	6/30/2015	12/31/2014	6/30/2014	Annual Chg
Non-Accruing Loans	$17,112	$20,678	$29,236	-42%
Foreclosed Assets	3,393	3,991	4,498	-25%
Total Nonperforming Assets	$20,505	$24,669	$33,734	-39%

Performing TDR's (not incl. in NPA's)	$11,735	$12,359	$13,203	-11%

Non-Perf Loans to Gross Loans	1.59%	2.13%	3.27%
NPA's to Loans plus Foreclosed Assets	1.90%	2.53%	3.76%
Allowance for Ln Losses to Loans	0.98%	1.16%	1.30%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2015	12/31/2014	6/30/2014
Shareholders Equity / Total Assets	10.7%	11.4%	12.5%
Loans / Deposits	72.9%	71.0%	71.7%
Non-Int. Bearing Dep. / Total Dep.	29.3%	28.6%	28.2%

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